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                                                               EXHIBIT 8.1

                            [SASM&F LLP LETTERHEAD]

                              July 25, 1997

Merisel, Inc.
200 Continental Boulevard
El Segundo, CA 90245

Gentlemen:

  We have acted as special counsel to Merisel, Inc., a Delaware corporation (the "Company"), in connection with the financial restructuring (the "Restructuring") of the Company by means of the consummation of either (i) an exchange offer (the "Exchange Offer") with the holders (the "Noteholders") of 12 1/2% Senior Notes due 2004 (the "12.5% Notes") of the Company or (ii) a prepackaged plan (the "Prepackaged Plan") of reorganization under Chapter 11 of the United States Bankruptcy Code. The Restructuring would provide for
(i) the issuance by the Company of an aggregate of up to 24,062,796 shares of common stock, par value $.05 per share, of the Company ("New Common Stock") in exchange for all of the 12.5% Notes outstanding as of immediately prior to consummation of the Restructuring and (ii) (a) a one-for-five reverse stock split with respect to all of the shares of common stock, par value $.01 per share ("Old Common Stock"), of the Company in the case of the Exchange Offer, or the issuance of up to 6,015,699 shares of New Common Stock in exchange for all of the Old Common Stock outstanding as of immediately prior to the consummation of the Restructuring, in the case of the Prepackaged Plan; (b) the issuance of up to 2,631,868 warrants (the "Series A Warrants") to purchase shares of New Common Stock issued pursuant to the Series A Warrant Agreement to the holders of Old Common Stock (the "Stockholders") as of immediately prior to the Restructuring; and (c) the issuance of up to 2,631,868 warrants (the "Series B Warrants" and together with the Series A Warrants, the "Warrants") to purchase shares of New Common Stock issued pursuant to the Series B Warrant Agreement to the Stockholders as of immediately prior to the Restructuring. The Warrants would be exercisable in the aggregate for an additional 5,263,736 shares of New Common Stock.

  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Registration Statement.

  In connection with this opinion, we have examined and participated in the preparation of the Registration Statement on Form S-4 (File No. 333-27369) as filed with the Securities and Exchange Commission (the "Commission") on July 25, 1997 under the Act, (such Registration Statement being hereinafter referred to as the "Registration Statement") (including the Proxy Statement/Prospectus and Exchange Restructuring Prospectus included therein) and reviewed (i) the Limited Waiver Agreement, (ii) the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1996, (iii) the quarterly report of the Company on Form 10-Q for the quarterly period ended March 31, 1997 and (iv) such other documents as we have deemed necessary or appropriate. In our examination and review, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies thereof, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, including the accountants and financial advisor of the Company. Our opinion is conditioned on, among other things, the initial and continuing accuracy of (a) the facts, information, and representations set forth in the documents referred to above and (b) such statements and representations of the officers and other representatives of the Company, and on the assumption that the Restructuring will occur in a manner and form consistent with the descriptions set forth in the Registration Statement, the Proxy Statement/Prospectus and the Exchange Restructuring Prospectus.

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  Our opinion is also based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations (proposed, temporary, and final) promulgated thereunder, judicial decisions, Internal Revenue Service rulings, and other applicable authorities all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

  Based solely upon the foregoing, we are of the opinion that, although the discussion set forth in the section of the Registration Statement entitled "Certain Federal Income Tax Considerations" does not purport to discuss all possible Federal income tax consequences of the Restructuring to the Noteholders and the Company, such discussion constitutes, in all material respects, a fair and accurate summary of the Federal income tax consequences of the Restructuring that are likely to be material to the Noteholders and the Company.

  Other than as expressly stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan pursuant to the Registration Statement, and it is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

  We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP therein under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                          Very truly yours,

                                          Skadden, Arps, Slate, Meagher & Flom
                                           LLP

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